ELLENOFF GROSSMAN & SCHOLE LLP

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April 3, 2014

Glori Acquisition Corp.

3 Azrieli Center (Triangle Tower), 42nd Floor

Tel Aviv, Israel, 67023

Re:           Registration Statement on Form S-4 (File No. 333-193387)

Ladies and Gentlemen:

We have acted as special counsel to Glori Acquisition Corp., a Delaware corporation (the “Company”), in connection with the transactions contemplated by the Merger and Share Exchange Agreement, dated as of January 8, 2014 (as amended as of the date hereof, the “Merger Agreement”), by and among Infinity Cross Border Acquisition Corporation, a British Virgin Islands business company of which the Company is a wholly owned subsidiary (“Infinity Corp.”), the Company, Glori Merger Subsidiary, Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), Glori Energy Inc., a Delaware corporation (“Glori”), and Infinity-C.S.V.C. Management Ltd., in its capacity under the Merger Agreement as the INXB Representative.

Pursuant to the Merger Agreement, (i) Infinity Corp. will merge with and into the Company with the Company surviving the merger (the “Redomestication”), (ii) upon the effectiveness of the Redomestication: (a) the Company will issue one share of common stock, par value $0.0001 per share (“Common Stock”), of the Company for each outstanding ordinary share of Infinity Corp. (“Infinity Shares”), (b) the Company will assume, among other obligations, the obligations of Infinity Corp. under the Warrant Agreement, dated as of July 19, 2012 (the “Warrant Agreement”), between Infinity Corp. and the Warrant Agent named therein, and (c) the holders of the warrants issued pursuant to the Warrant Agreement will have the right to purchase, upon the terms and conditions set forth in the Warrant Agreement, as amended by Amendment No. 1 to Warrant Agreement to be executed in connection with the closing of the Redomestication (the “Warrant Amendment” and together with the Warrant Agreement, the “Amended Warrant Agreement”), shares of Common Stock instead of Infinity Shares, and (iii) immediately following the Redomestication, Merger Sub will be merged with and into Glori, with Glori surviving the merger.

This opinion is being rendered at the request of the Company in connection with the registration by the Company under the above-referenced Registration Statement (together with all amendments thereto as of the date hereof, the “Registration Statement”) filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of up to: (i) 5,750,000 shares (the “Shares”) of Common Stock to be issued by the Company pursuant to the Merger Agreement, (ii) 5,750,000 warrants (the “Warrants”) to purchase Common Stock to be issued by the Company pursuant to the Amended Warrant Agreement, and (iii) 5,750,000 shares (the “Warrant Shares”) of Common Stock issuable by the Company upon exercise of the Warrants.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions hereafter set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to all questions of fact material to these opinions, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

We have also assumed that, immediately prior to the Redomestication, (i) the outstanding Infinity Shares will be validly issued, fully paid and nonassessable and (ii) the warrants to purchase Infinity Shares issued pursuant to the Warrant Agreement will constitute valid and legally binding obligations of Infinity Corp.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

1.	When the Registration Statement has been declared effective by order of the Commission and the Shares have been issued pursuant to the Merger Agreement, the Shares will be validly issued, fully paid and nonassessable.

2.	When the Registration Statement has been declared effective by order of the Commission, the Redomestication has been consummated, and the Warrants have been issued by the Company pursuant to the Amended Warrant Agreement and the Merger Agreement, (a) the Warrants will constitute valid and legally binding obligations of the Company and (b) each authorized and unissued Warrant Share issued upon exercise of the Warrants in accordance with the terms of the Amended Warrant Agreement against payment therefor will be validly issued, fully paid and nonassessable except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws, and (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions, all applicable provisions of the Delaware Constitution, all applicable judicial and regulatory determinations in connection therewith and, as to the Warrants constituting legally binding obligations of the Company, solely with respect to the laws of the State of New York. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

The opinions expressed herein are rendered as of the date hereof and are based on existing law, which is subject to change.  Where our opinions expressed herein refer to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date.  We do not undertake to advise you of any changes in the opinions expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Our opinions expressed herein are limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ ELLENOFF GROSSMAN & SCHOLE LLP